Exhibit 99.2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to assist you in understanding our business and results of operations together with the Company’s financial condition. This section should be read in conjunction with our historical combined and consolidated financial statements and notes, as well as the selected historical combined and consolidated financial data included elsewhere in this report.

Statements in the Company’s discussion may be forward-looking statements. These forward-looking statements involve risks and uncertainties. The Company cautions that a number of factors could cause future production, revenues and expenses to differ materially from our expectations. Please see “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

The Company is an independent non-operator oil and natural gas company engaged in the acquisition, development and exploration of producing oil and natural gas properties. The Company’s producing properties have been primarily focused in the Permian Basin of West Texas. ASEC also holds significant acreage positions in and are actively participating in drilling in emerging plays located in the Eagle Ford Shale Formation of South Texas and the Bakken Shale Formation in North Dakota, where the Company’s operating partners are applying horizontal drilling, advanced fracture stimulation and enhanced recovery technologies.

Crude oil comprised 48.6% of ASEC’s 4.71 million barrels of equivalent oil of estimated net proved reserves at December 31, 2010, and 38.6% of the Company’s 146,669 barrels of equivalent of oil production for the year ended December 31, 2010. The Company does not seek to operate the wells in which it owns an interest; instead, the Company exclusively looks to partner with experienced operators that are familiar with the respective geological formations in which ASEC owns mineral interests. By partnering with established operators, ASEC is able to more effectively manage the cost of operations and maintain a lean cost model.

Commodity Prices

The Company’s results of operations are heavily influenced by commodity prices. Factors that may impact future commodity prices, including the price of oil and natural gas, include:

•	developments generally impacting the Middle East, including Iraq, Iran, Libya and Egypt;

•	the extent to which members of the Organization of Petroleum Exporting Countries and other oil exporting nations are able to continue to manage oil supply through export quotas;

•	the overall global demand for oil; and

•	overall North American natural gas supply and demand fundamentals,

•	the impact of the decline of the United States economy,

•	weather conditions, and

•	liquefied natural gas deliveries to the United States.

Although the Company cannot predict the occurrence of events that may affect future commodity prices or the degree to which these prices will be affected, the prices for any commodity that ASEC produces will generally approximate current market prices in the geographic region of the production. From time to time, the Company will evaluate the benefits of hedging a portion of its commodity price risk to mitigate the impact of price volatility on its business.  The Company has not engaged in active hedging of its historical production, but reserves the right to implement a derivatives-based hedging program for commodity risk management in the future.

Oil and natural gas prices have been subject to significant fluctuations during the past several years. In general, average oil and natural gas prices were substantially higher during the comparable periods of 2010 measured against 2009.  The following table sets forth the average NYMEX oil and natural gas prices for the years ended December 31, 2010 and 2009, as well as the high and low NYMEX price for the same periods:

	Years Ended December 31,
	2010	2009
Average NYMEX prices:
Oil (Bbl)	$79.48	$62.09
Natural gas (MMBtu)	$4.37	$3.94
High / Low NYMEX prices:
Oil (Bbl):
High	$91.48	$81.03
Low	$64.78	$34.03
Natural gas (MMBtu):
High	$7.51	$6.10
Low	$3.18	$1.83

Recent Events

ASEC Formation.  On April 2, 2010, ASEC was formed with the intent to acquire assets from the XOG Group, and ultimately, to execute a share exchange with a publicly held company listed on the OTC Bulletin Board and for the purpose of acquiring certain oil and gas properties from Geronimo Holding Corporation (“Geronimo”), XOG Operating, LLC (“XOG”) and CLW South Texas 2008, LP (“CLW”) (collectively, the "XOG Group").  Randall Capps is the sole owner of XOG and Geronimo, and the majority owner of CLW.

Founders Stock.  On April 13, 2010, the Company issued 1,887,755 shares of its common stock to non-management individuals valued at $1.47 per share and recorded non-cash stock compensation expense of $2,775,000 for the year ended December 31, 2010.

Additionally, on April 13, 2010, the Company issued 2,193,877 shares of its common stock to management.  These shares are restricted and vest over four years.  The Company valued these shares at $1.47 per share and recorded non-cash stock compensation expense of $571,094 related to the amortization of the fair value of these shares through December 31, 2010.  None of these shares have vested as of December 31, 2010.

April Private Placement.  On April 20, 2010, the Company sold to accredited investors 1,591,842 shares of common stock for cash of $2,340,008.

XOG-Geronimo Leasehold Contributions.  On May 1, 2010, the XOG Group contributed certain oil and natural gas properties located in Texas and North Dakota to ASEC in return for 80% of the common stock of ASEC. The contribution to ASEC was accounted for as a transaction under common control and accordingly, ASEC recognized the assets and liabilities acquired at their historical carrying values and no goodwill or other intangible assets were recognized.  As a result of the acquisition of assets under common control, the historical assets, liabilities and operations of the contributed assets were included in the ASEC historical financial statements and are thereby included in the accompanying consolidated financial statements of the Company included elsewhere herein.

Acquisition of ASEC and Share Exchange.  On October 1, 2010, FDOG, acquired ASEC in accordance with a Share Exchange Agreement, dated October 1, 2010.  As part of the Share Exchange Agreement, FDOG’s franchise rights and related operations were spun-off to the Company’s then primarily shareholder in exchange for and cancellation of 25,000,000 shares of FDOG’s common stock and FDOG acquired 100% of the outstanding shares of common stock of ASEC and additional consideration of $25,000 from the ASEC shareholders.  In exchange for the ASEC stock and the additional consideration, the Company received 22,000,000 shares of FDOG’s common stock representing approximately 86.1% of FDOG’s common stock on a fully diluted basis. As a result, ASEC acquired control of FDOG and the transaction was accounted for as a recapitalization with ASEC as the accounting acquirer of FDOG. Accordingly, as a result of the recapitalization, the financial statements of ASEC became the historical financial statements of FDOG.  In connection with the Share Exchange Agreement, FDOG changed its name to American Standard Energy Corp.

October Private Placement.  On October 20, 2010, the Company closed a private placement offering raising proceeds of $3,034,900, net of offering cost, through the sale of 452,830 shares of the Company's common stock at a price of $2.65 per share and the issuance and exercise of four-month warrants exercisable into 679,245 shares of common stock at an exercise price of $2.75 per share.  The shares and warrants were acquired by two accredited investors.  All of the warrants were exercised in 2010.  The Company incurred costs of $33,022 related to this offering.

December Private Placement.  On December 23, 2010, the Company closed a private placement offering raising proceeds of $1,557,698, which were received in January 2011, through the sale of 230,770 shares of the Company’s common stock at a price of $3.25 per share and the issuance and exercise of four-month warrants exercisable into 230,770 shares of common stock at an exercise price of $3.50 per share.  The shares and warrants were sold to an accredited investor.  All of the warrants were exercised in 2010.

February Private Placement.  On February 1, 2011, the Company closed on a private placement offering raising proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of our common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 317,118 shares of common stock, the terms and exercise price of which will be determined at a later date.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants. The Company incurred costs of $0.8 million in connection with this offering.

In connection with the February 1, 2011 private placement offering, the Company granted to the investors registration rights pursuant to a Registration Rights Agreement, dated February 1, 2011, in which the Company agreed to register all of the related private placement common shares and warrants within thirty (30) calendar days after February 1, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Upon the Company’s failure to comply with the terms of the Registration Rights Agreement and certain other conditions, the Company will be required to pay to each investor an amount in common stock equal to one percent (1%) of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  A 1% was incurred on March 2, 2011, April 2, 2011, May 2, 2011, and June 2, 2011 in conjunction with the delayed filing of the requisite S-1 registration statement.  This penalty will be paid in the form of additional common stock to be issued.

March Private Placement.  On March 31, 2011, the Company closed a private placement offering raising proceeds of $21,257,778 through the issuance of (i) 3,697,005 shares of common stock at a price of $5.75 per share and (ii) a five-year warrants exercisable into 1,848,502 shares of common stock at exercise prices of $9.00 per share, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 102,425 shares of common stock at an exercise price of $9.00.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.  The Company incurred costs of $1.5 million in connection with this offering.

In connection with the March 31, 2011 private placement offering, the Company granted to the investors registration rights pursuant to a Registration Rights Agreement, dated March 31, 2011, in which the Company agreed to register all of the related private placement common shares and warrants within thirty (30) calendar days after March 31, 2011, and use its best efforts to have the registration statement declared effective within one hundred twenty (120) calendar days.  Upon the Company’s failure to comply with the terms of the Registration Rights Agreement and certain other conditions, the Company will be required to pay to each investor an amount in common stock equal to one percent (1%) of the aggregate purchase price paid by such investor, up to 6% of the aggregate stock purchase price.  A 1% was incurred on May 1, 2011 and June 1, 2011, and in conjunction with the delayed filing of the requisite S-1 registration statement.  This penalty will be paid in the form of additional common stock to be issued.

Acquisition of Bakken Properties.  On December 1, 2010, the Company entered into a Purchase of Partial Leaseholds Agreement with Geronimo, dated December 1, 2010, whereby the Company purchased certain mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken Properties”). In consideration for the Bakken Properties the Company paid Geronimo $500,000 and issued 1,200,000 shares of common stock.  The acquisition of the Bakken Properties from Geronimo was a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired from Geronimo at their historical carrying values and no goodwill or other intangible assets were recognized.

Acquisition of Permian Properties.  On February 10, 2011, the Company entered into a Purchase of Partial Leaseholds Agreement with Geronimo, dated February 10, 2011, whereby the Company purchased certain working interests in 36 gross wells, or 13.1 net wells on leasehold properties in West Texas, New Mexico, Oklahoma, and Arkansas (“the Producing Properties”). In consideration for the Producing Properties the Company paid Geronimo $7,000,000.  The acquisition of the Producing Properties from Geronimo was a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired from Geronimo at their historical carrying values and no goodwill or other intangible assets were recognized.  In connection therewith, we have recast certain financial information included in the accompanying consolidated financial statements of the Company for the years ended December 31, 2010 and 2009 to include the assets, liabilities, revenues and expenses of the Producing Properties acquired from Geronimo on February 10, 2011 for all periods presented.

Acquisition of Bakken Acreage.  On March 1, 2011, the Company entered into a Purchase of Partial Leaseholds Agreement with Geronimo, dated February 28, 2011, whereby the Company purchased certain mineral rights leaseholds held on properties in the Bakken Shale Formation in North Dakota (the “Bakken Properties”). In consideration for the Bakken Properties the Company paid Geronimo $3,000,000 and issued 883,607 shares of common stock.  The acquisition of the Bakken Properties from Geronimo was a transaction under common control and accordingly, the Company recognized the assets and liabilities acquired from Geronimo at their historical carrying values and no goodwill or other intangible assets were recognized.  In connection therewith, we have recast certain financial information included in the accompanying consolidated financial statements of the Company for the years ended December 31, 2010 and 2009 to include the assets, liabilities, revenues and expenses of the Bakken Properties acquired from Geronimo on March 1, 2011 for all periods presented.  Certain of the acquired mineral rights, with a historical cost basis of $1,257,000 were acquired by Geronimo subsequent to December 31, 2010, and, accordingly, are not included in the accompanying recasted financial statements but were reflected in the Company’s March 31, 2011 interim consolidated financial statements.

April 8, 2011 Bakken Acquisition-On April 8, 2011, the Company acquired undeveloped leasehold acreage located in Mountrail County of North Dakota's Williston Basin from Geronimo for $1,860,858 cash, which includes a $1,000,000 cash down payment made on March 25, 2011.

April 26, 2011 Bakken Acquisition-On April 26, 2011, the Company announced the pending acquisition of additional undeveloped leasehold acres in the Bakken/Three Forks area from Geronimo for $13,536,004.23 cash and the issuance of 155,400 shares of the Company’s common stock valued at $999,999. A Deposit of $13,500,000 was made on April 15, 2011.  During the Due Diligence period and prior to close the pending acreage has been adjusted to 11,371 acres with the total purchase price reduced to $13,670,220 cash only.  The Company is currently evaluating the method of accounting to be used for this transaction.

2011CapitalBudget. In December 2010, the Company determined its 2011 capital budget of approximately $100 million. ASEC expects to be able to fund its 2011 capital budget partially with operating cash flows, in conjunction with additional stock offerings, stock based transactions, and potential debt facilities. However, the Company’s capital budget is largely discretionary, and if the Company experienced sustained oil and natural gas prices significantly below the current levels or substantial increases in its drilling and completion costs, ASEC may reduce its capital spending program to remain substantially within the Company’s operating cash flows. The following is a summary of ASEC’s 2011 capital budget for new drilling activities:

2011
Budget
(In millions)

Drilling and recompletion opportunities in ASEC’s core area	$35
Acquisition of additional leasehold acreage and other property interests	65
Total 2011 capital budget	$100

Derivative Financial Instruments

At the time of this filing, ASEC had not entered into any derivative investment vehicles for risk management purposes. During the periods reported in this filing, derivative instruments were not in use by either ASEC or the predecessor asset owner.  However, management expects to periodically review the potential financial benefits of a comprehensive risk management policy involving the use of commodity hedging instruments, including the use of derivative financials instruments.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Oil and natural gas revenues.  The Company’s oil and natural gas revenues were $6,861,385 for the year ended December 31, 2010, an increase of $1,194,675 (21.1%) from $5,666,710 for the year ended December 31, 2009. This increase was due primarily to newly acquired wells and new well development, as well as higher oil prices.

Production expenses.   Lease operating expenses for the year ended December 31, 2010 increased $377,607 to $2,163,887 (21.1%), compared to $1,786,280 for the year ended December 31, 2009. The increase in lease operating expenses was primarily due to newly developed wells, as well as well repair costs incurred during the year ended December 31, 2010.

General and administrative expenses.   General and administrative (“G&A”) expenses were $5,674,985 for the year ended December 31, 2010, an increase of $5,121,443 from $553,542 for the year ended December 31, 2009. The primary factor for the increase in G&A expenses was the recognition of $4,227,274 in non-cash stock compensation expense, as well as accounting, legal, and consulting fees incurred related to the formation of ASEC and the share exchange agreement with FDOG.  In April 2010, American Standard implemented stock option compensation plans and issued founder’s shares.   Share grants have been expensed in full other than restricted shares granted to management which are amortized subject to a vesting schedule.

Exploration expenses.  Exploratory expenses during the year ended December 31, 2010 were $247,463, compared to $240,382 for the year ended December 31, 2009.  This expense was primarily attributable to an unsuccessful exploratory well located in the Eagle Ford shale formation play drilled in 2007 and reworked as a shale formation well in 2009 and 2010.  The well was intended to generate petroleum production from the shale formation, but due to a mechanical failure during the drilling process was unable to be completed. All intangible and tangible costs related to this well have been expensed.

Depreciation, depletion and amortization expense.   Depreciation, depletion and amortization expense of proved oil and natural gas properties was $1,556,288 for the year ended December 31, 2010, an increase of $65,362 from $1,490,926 for the year ended December 31, 2009.

Impairment of oil and natural gas properties.  Impairment expense of proved oil and natural gas properties was $46,553 for the year ended December 31, 2010, a decrease of $206,705 (81.6%) from $253,258 for the year ended December 31, 2009. The decrease in impairment expense was primarily due to higher estimated reserve values in the Bakken formation.

Income tax provision.   Prior to the acquisitions occurring on May 1, 2010, December 1, 2010, February 10, 2011 and March 1, 2011 from the XOG Group, respectively, the oil and natural gas properties purchased were part of pass-through entities for taxation purposes.  As a result, the recasted historical financial statements of the Company do not present any tax expenses, liabilities or assets until the respective dates of the acquisitions.  Tax provisions subsequent to such dates are fully incorporated and presented in the accompanying recasted combined and consolidated financial statements.  However, the income tax provision for the year ended December 31, 2010, was $0 due to net operating losses and a related valuation allowance.

Capital Commitments, Capital Resources and Liquidity

Capital commitments.  The Company’s primary needs for cash are (i) to fund our share of the drilling and development costs associated with well development within its leasehold properties, (ii) the  further acquisition of additional leasehold assets, and iii), the payment of contractual obligations and working capital obligations. Funding for these cash needs will be provided by a combination of internally-generated cash flows from operations, supplemented by a combination of financing under a potential future bank credit facility, proceeds from the disposition of assets or alternative financing sources, as discussed in “Capital resources” below.

Oil and natural gas properties. The Company’s costs incurred for oil and natural gas properties during the year ended December 31, 2010 and 2009 totaled $17,826,363 and $2,372,773, respectively. The 2010 costs related primarily to purchases of additional Bakken leases and drilling in the Permian and South Texas leases. The 2009 costs related primarily to purchases of Bakken undeveloped leases, the drilling of four Bakken wells, and the drilling of one South Texas well.

The Company’s 2011 capital budget is approximately $100 million. ASEC expects to be able to fund its 2011 capital budget partially with operating cash flows, additional stock offerings, and potential debt facilities. However, the Company’s capital budget is largely discretionary, and if ASEC experiences sustained oil and natural gas prices significantly below the current levels or substantial increases in its drilling and completion costs, ASEC may reduce its capital spending program to remain substantially within the Company’s operating cash flows.

Other than the development of existing leasehold acreage and other miscellaneous property interests, the Company’s 2011 capital budget is exclusive of acquisitions as the timing and size of acquisitions are difficult to forecast. However, ASEC will actively seek to acquire oil and natural gas properties that provide opportunities for the addition of new reserves and production in both its core areas of operation and in emerging plays throughout the United States.

While the Company believes that its available cash and cash flows will partially fund its 2011 capital expenditures, as adjusted from time to time, the Company cannot provide any assurances that it will be successful in securing a credit facility or other alternative financing sources to fund such expenditures. The actual amount and timing of ASEC’s expenditures may differ materially from the Company’s estimates as a result of, among other things, actual drilling results, the timing of expenditures by third parties on projects that ASEC does not operate, the availability of drilling rigs and other services and equipment, regulatory, technological and competitive developments and market conditions. In addition, under certain circumstances we would consider increasing, decreasing, or reallocating the Company’s 2011 capital budget.

Contractual obligations

Employment Agreements. The Company’s contractual obligations include employment agreements with executive officers for the years ending December 31 are as follows:

	2011	2012	2013	2014

Scott Feldhacker (1)	$150,000	$150,000	$150,000	$50,000
Richard Macqueen (1)	150,000	150,000	150,000	50,000
Scott Mahoney	150,000	150,000	150,000	50,000
Andrew Wall (1)	90,000	90,000	90,000	30,000
Total Contractual Obligations Related to Employment Contracts	$540,000	$540,000	$540,000	$180,000

(1) Effective February 1, 2011 Andrew Wall’s salary was increased to an annual amount of $114,000. Scott Feldhacker and Richard MacQueen’s salaries were increased to an annual amount $225,000 with an effective date of April 1, 2011.

Operating Leases. The Company leases its 4,092 square foot primary office facilities in Scottsdale, Arizona under a non-cancellable operating lease agreement, dated September 30, 2010, for a 66-month term.  The lease provides for no lease payments during the first six months and a reduced square footage charge for the first year.  The initial rental is $23.00 per square foot, beginning February 1, 2011, and increasing $.50 per square foot annually thereafter.  For the year ended December 31, 2010, the Company recorded imputed lease expense of $14,495.

At December 31, 2010, the future minimum lease commitments under the non-cancellable operating leases for each of the next five years ending December 31 and thereafter are as follows:

2011	$47,004
2012	90,518
2013	97,356
2014	99,402
2015	101,448
Thereafter	42,625
Total	$478,353

Capital resources. The Company’s primary sources of liquidity during 2010 have been cash flows generated from proceeds from the Company’s private placement offerings of its common stock and exercise of warrants from which cash proceeds of $5,374,907 were generated.  We believe that funds from our cash flows and any financing under a credit facility or proceeds from a stock offering should be sufficient to meet both our short-term working capital requirements and our 2011 capital expenditure plans.

Cash flow from operating activities.  The Company’s net cash provided by operating activities was $3,739,625 and $2,936,683 for the years ended December 31, 2010 and 2009, respectively. The increase in operating cash flow for the year ended December 31, 2010 was due primarily to changes in operating assets and liabilities.

Cash flow used in investing activities.  During the years ended December 31, 2010 and 2009, we invested $12,878,375 and $2,393,249, respectively, for additions to, and acquisitions of, oil and natural gas properties, inclusive of dry hole costs. Cash flows used in investing activities were substantially higher in 2010 due to the Company’s increased activities in the Bakken Shale Formation, as well as investments in the Eagle Ford and Permian drilling activities.

Cash flow from financing activities.  Net cash provided by (used in) financing activities was $9,658,746 and ($543,434) for the years ended December 31, 2010 and 2009, respectively. Financing activity was comprised primarily of equity provided by the XOG Group to support leasehold acquisitions and new drilling activities and $5,374,907  of net proceeds from the sale of common stock and warrants during the year ended December 31, 2010.

On April 20, 2010, the Company sold to accredited investors 1,591,842 shares of common stock for cash of $2,340,008.

On October 20, 2010, the Company closed a private placement offering raising proceeds of $3,034,900, net of offering cost, through the sale of 452,830 shares of the Company's common stock at a price of $2.65 per share and the issuance and exercise of four-month warrants exercisable into 679,245 shares of common stock at an exercise price of $2.75 per share.  The shares and warrants were acquired by two accredited investors.  All of the warrants were exercised in 2010.

On December 23, 2010, the Company closed a private placement offering raising proceeds of $1,557,698, which were received in January 2011, through the sale of 230,770 shares of the Company’s common stock at a price of $3.25 per share and the issuance and exercise of four-month warrants exercisable into 230,770 shares of common stock at an exercise price of $3.50 per share.  The shares and warrants were sold to an accredited investor.  All of the warrants were exercised in 2010.

On February 1, 2011, the Company closed on a private placement offering raising proceeds of $15,406,755 through the issuance of (i) 4,401,930 shares of our common stock at a price of $3.50 per share and (ii) 2 series of five-year warrants each exercisable into 1,100,482 shares of common stock at exercise prices of $5.00 and $6.50 per share, respectively, subject to certain adjustments.  The Company also issued to the placement agents warrants to purchase up to 317,118 shares of common stock, the terms and exercise price of which will be determined at a later date.  The shares and warrants were sold to certain accredited investors.  Subject to certain conditions, the Company has the right to call for the exercise of such warrants.

The net proceeds from the private placement have been and will be used for operating purposes and to fund drilling and development activities.

On March 31, 2011, the Company closed on a private placement offering raising proceeds of $21,257,778,75 through the issuance of (i) 3,697,005 shares of our common stock at a price of $5.75 per share and (ii) five-year warrants exercisable into 1,848,500 shares of common stock at an exercise price of $9.00 per share, respectively, subject to certain adjustments. The Company also issued to the placement agents warrants to purchase up to 102,425 shares of common stock, the terms and exercise price of which will be determined at a later date. The shares and warrants were sold to certain accredited investors. Subject to certain conditions, the Company has the right to call for the exercise of such warrants.

The net proceeds from the private placement have been and will be used for operating purposes and to fund drilling, acquisitions from the XOG Group and development activities.

In addition, the Company may also seek to utilize various financing sources, including the issuance of (i) fixed and floating rate debt, (ii) convertible securities, (iii) preferred stock, (iv) common stock and (v) other securities. ASEC may also sell assets and issue securities in exchange for oil and natural gas related assets.

Liquidity. The Company’s principal sources of short-term liquidity are cash on hand and operational cash flow.  At December 31, 2010, the Company had cash and cash equivalents of $519,996.

Inflation and changes in commodity prices. The Company’s revenues, the value of its assets, and the Company’s ability to obtain financing or additional capital on attractive terms will be affected by changes in commodity prices and the costs to produce its reserves. Commodity prices are subject to significant fluctuations that are beyond the Company’s ability to control or predict. During the year ended December 31, 2010, the NYMEX spot price for oil ranged from a high of $91.48 to a low of $64.78 per barrel, while the NYMEX spot price for natural gas ranged from a high of $7.51 to a low of $3.18 per mmBtu (million British thermal units).  ASEC is not currently executing contracts to hedge oil or natural gas prices.

Critical Accounting Policies and Practices

The Company’s consolidated financial statements and related notes thereto contain information that is pertinent to the Company’s management’s discussion and analysis of financial condition and results of operations. Preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires that management make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. However, the accounting principles used by the Company generally do not change the Company’s reported cash flows or liquidity. Interpretation of the existing rules must be done and judgments made on how the specifics of a given rule apply to the Company.

In management’s opinion, the more significant reporting areas impacted by management’s judgments and estimates are revenue recognition, the choice of accounting method for oil and natural gas activities, oil and natural gas reserve estimation, asset retirement obligations, impairment of long-lived assets and valuation of stock-based compensation. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists and historical experience in similar matters. Actual results could differ from the estimates, as additional information becomes known.

Successful Efforts Method of Accounting

The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under this method all costs associated with productive wells and nonproductive development wells are capitalized, while nonproductive exploration costs are expensed. Capitalized acquisition costs relating to proved properties are depleted using the unit-of-production method based on proved reserves. The depletion of capitalized exploratory drilling and development costs is based on the unit-of-production method using proved developed reserves on a field basis.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion. Generally, no gain or loss is recognized until the entire amortization base is sold. However, a gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base. Ordinary maintenance and repair costs are expensed as incurred.

Costs of unproved properties, wells in the process of being drilled and significant development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined. These unproved oil and natural gas properties are periodically assessed for impairment by considering future drilling plans, the results of exploration activities, commodity price outlooks, planned future sales or expiration of all or a portion of such projects. Amounts capitalized to oil and natural gas properties, but excluded from depletion at December 31, 2010 and 2009 were $9,954,000 and $1,323,000.  Such costs are related primarily to drilling in progress and wells recently drilled and in various stages of testing and completion.

The Company reviews its long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets. In this circumstance, the Company would recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

The Company reviews its oil and natural gas properties by amortization base or by individual well for those wells not constituting part of an amortization base. For each property determined to be impaired, an impairment loss equal to the difference between the carrying value of the properties and the estimated fair value (discounted future cash flows) of the properties would be recognized at that time. Estimating future cash flows involves the use of judgments, including estimation of the proved and unproved oil and natural gas reserve quantities, timing of development and production, expected future commodity prices, capital expenditures and production costs.

Oil and Natural Gas Reserves and Standardized Measure of Discounted Net Future Cash Flows

This report presents estimates of our proved reserves as of December 31, 2010 and 2009, which have been prepared and presented under new SEC rules. These new rules are effective for fiscal years ending on or after December 31, 2009, and require SEC reporting companies to prepare their reserves estimates using revised reserve definitions and revised pricing based on a 12-month unweighted average of the first-day-of-the-month pricing. The previous rules required that reserve estimates be calculated using last-day-of-the-year pricing. As a result of this change in pricing methodology, direct comparisons to our previously-reported reserves amounts may be more difficult.

Another impact of the new SEC rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This new rule has limited and may continue to limit our potential to book additional proved undeveloped reserves as we pursue our drilling program, particularly as we develop our significant acreage in the Permian Basin West Texas. Moreover, we may be required to write down our proved undeveloped reserves if we do not drill on those reserves with the required five-year time-frame.

The SEC has not reviewed the Company’s reserve estimates under the new rules and has released only limited interpretive guidance regarding reporting of reserve estimates under the new rules and may not issue further interpretive guidance on the new rules. Accordingly, while the estimates of ASEC’s proved reserves and related PV-10 at December 31, 2010 and 2009 included in this report have been prepared based on what the Company and its independent reserve engineers believe to be reasonable interpretations of the new SEC rules, those estimates could differ materially from any estimates ASEC might prepare applying more specific SEC interpretive guidance.

The Company’s independent engineer prepares the estimates of the Company’s oil and natural gas reserves and associated future net cash flows. Even though ASEC’s independent engineers and technical staff are knowledgeable and follow authoritative guidelines for estimating reserves, they must make a number of subjective assumptions based on professional judgments in developing the reserve estimates. Reserve estimates are updated at least annually and consider recent production levels and other technical information about each field. Periodic revisions to the estimated reserves and future net cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, oil and natural gas prices, cost changes, technological advances, new geological or geophysical data, or other economic factors. The Company cannot predict the amounts or timing of future reserve revisions. If such revisions are significant, they could significantly alter future depletion and result in impairment of long-lived assets that may be material.

Asset Retirement Obligations

There are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and the normal operation of a long-lived asset. The primary impact of this on ASEC relates to oil and natural gas wells on which we have a legal obligation to plug and abandon. The Company records the fair value of a liability for an asset retirement obligation in the period in which it is incurred and, generally, a corresponding increase in the carrying amount of the related long-lived asset. The determination of the fair value of the liability requires ASEC to make numerous judgments and estimates, including judgments and estimates related to future costs to plug and abandon wells, future inflation rates and estimated lives of the related assets.

Impairment of Long-Lived Assets

All of the Company’s long-lived assets are monitored for potential impairment when circumstances indicate that the carrying value of an asset may be greater than its future net cash flows, including cash flows from risk adjusted proved reserves. The evaluations involve a significant amount of judgment since the results are based on estimated future events, such as future sales prices for oil and natural gas, future costs to produce these products, estimates of future oil and natural gas reserves to be recovered and the timing thereof, the economic and regulatory climates and other factors. The need to test an asset for impairment may result from significant declines in sales prices or downward revisions to estimated quantities of oil and natural gas reserves. Any assets held for sale are reviewed for impairment when the Company approves the plan to sell. Estimates of anticipated sales prices are highly judgmental and subject to material revision in future periods. Because of the uncertainty inherent in these factors, ASEC cannot predict when or if future impairment charges will be recorded.

Valuation of Stock-Based Compensation

The Company is required to expense all options and other stock-based compensation that vested during the year based on the fair value of the award on the grant date. The calculation of the fair value of stock-based compensation requires the use of estimates to derive the inputs necessary for using the various valuation methods utilized by us. The Company utilizes the Black-Scholes option pricing model to measure the fair value of stock options.  Expected volatilities are based on implied volatilities from the historical volatility of companies similar to the Company.  The expected term of the options granted used in the Black-Scholes model represent the period of time that options granted are expected to be outstanding.  The Company utilizes the simplified method for calculating the expected life of its options as the Company does not have sufficient historical data to provide a basis upon which to estimate the term.

Recent Accounting Pronouncements

Reserve Estimation.   In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC's final rule, Modernization of the Oil and Gas Reporting Requirements (the "Final Rule"). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

The Final Rule permits the use of new technologies to determine proved reserves estimates if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volume estimates. The Final Rule also allows, but does not require, companies to disclose their probable and possible reserves to investors in documents filed with the SEC. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Final Rule became effective for fiscal years ending on or after December 31, 2009.